                          STANDBY PURCHASE AGREEMENT
                          --------------------------

          This Standby Purchase Agreement (as the same may be amended or modified from time to time, the "Agreement"), is made and entered as of March 26, 2001, by and between Chart House Enterprises, Inc., a Delaware corporation (the "Company"), and EGI-Fund (01) Investors, L.L.C., a Delaware limited liability company (the "Standby Purchaser").

                                  WITNESSETH:

          WHEREAS, Standby Purchaser and EGI-Fund (00) Investors, L.L.C., an affiliate of Standby Purchaser, have loaned, or in the future may loan, to Chart House, Inc, a wholly-owned subsidiary of the Company ("Chart House"), up to $13,000,000 in aggregate principal amount evidenced by certain Amended and Restated Promissory Notes dated February 20, 2001, and guaranteed by the Company. The aggregate principal amounts loaned to date or hereafter under any of the promissory notes referenced above, together with all accrued but unpaid interest and all other amounts owing thereon are hereinafter collectively referred to as the "Loan Amounts," and such loans are hereinafter referred to collectively as the "Loans."

          WHEREAS, the Company is implementing a rights offering (the "Rights Offering") with a gross aggregate offering amount of $8,500,000, pursuant to which the Company will distribute to stockholders ("Stockholders") of record of the Company as of a record date (the "Record Date") to be determined, transferable rights (each, a "Right" and collectively, the "Rights") to subscribe for shares of Series A senior convertible redeemable preferred stock of the Company (the "Series A Preferred Shares"), at a subscription price equal to the lower of (i) the average closing price of the Company's Common Stock over the 20 trading days immediately preceding the date of mailing of the Rights Offering to the Stockholders or (ii) $2.25 per share or $8,500,000 in the aggregate (the "Subscription Price");

          WHEREAS, the Rights will be exercisable in two steps: (i) first, the "basic subscription right" will entitle Stockholders to subscribe for and purchase their pro rata share (based on the number of shares of the Company's common stock, par value $.01 per share ("Common Stock"), held as of the Record
Date) of Series A Preferred Shares offered in the Rights Offering; and (ii) second, the "oversubscription right" will entitle Stockholders to subscribe for and purchase any Series A Preferred Shares not subscribed for pursuant to the basic subscription rights (Stockholders exercising oversubscription rights, "Oversubscribers"), subject to pro rata cut-backs in the oversubscription rights, based on the number of Series A Preferred Shares subscribed for by Oversubscribers pursuant to their basic subscription rights, in the event more Series A Preferred Shares are subscribed for than are available for subscription pursuant to the oversubscription right;

          WHEREAS, Samstock, L.L.C., Samstock/ZFT, L.L.C, Samstock/Alpha, L.L.C. and Sam Zell Revocable Trust (collectively, the "Affiliate Holders"), each of which is an affiliate of Standby Purchaser and all of which collectively beneficially own 4,154,902 shares of the Company's common stock in the aggregate, will transfer all of their Rights to Standby Purchaser to facilitate Standby Purchaser's commitments hereunder, and any references herein to Standby Purchaser's Rights shall be deemed references to the Affiliate Holders' Rights as so transferred to Standby Purchaser;

          WHEREAS, in order to help assure the success of the Rights Offering, Standby Purchaser is willing to, and hereby does, agree to serve as standby purchaser for the Series A Preferred Shares available for purchase and not otherwise subscribed for by Stockholders other than Standby Purchaser and the Affiliate Holders ("Other Stockholders"), and the Company has agreed with Standby Purchaser to sell such securities to Standby Purchaser, all as more particularly set forth herein.

          WHEREAS, in connection with Standby Purchaser acting as standby purchaser for the Rights Offering, the Company has agreed to grant Standby Purchaser certain rights to designate Company directors, and certain registration rights with respect to the Series A Preferred Shares and the Common Stock.

          NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Standby Purchaser do hereby agree as follows:

Section 1.  Standby Purchase Commitment.
            ---------------------------

          1.1 Standby Purchaser agrees that, by exercise of its basic subscription right, oversubscription right or otherwise pursuant to this Agreement, it will purchase the entire number of Series A Preferred Shares offered to, but not subscribed for by, Stockholders in the Rights Offering, on the same terms so offered to Stockholders. All of the Series A Preferred Shares acquired by Standby Purchaser in the Rights Offering or pursuant to this Agreement hereinafter shall be referred to as the "Standby Shares." Payment for the Standby Shares shall be made as described in Section 3 hereof.

          1.2 The purchase price of the Standby Shares sold pursuant to this Agreement to Standby Purchaser shall be at the price and terms offered to the Other Stockholders and Affiliate Holders pursuant to the Rights Offering; provided that the aggregate gross purchase price for all Series A Preferred Shares offered and sold to all Stockholders, including all Standby Shares offered and sold to Standby Purchaser or the Affiliate Holders, shall not exceed $8,500,000.

          1.3 In consideration of Standby Purchaser's obligations under this Agreement, the Company agrees to pay to Standby Purchaser at the Closing (as hereinafter defined) a fee in the amount of $400,000 in cash.

          1.4  Subject to satisfying the stockholder approval requirement under
Section 312 of the New York Stock Exchange ("NYSE") Listed Company Manual, if applicable, or obtaining a waiver of such requirement from the NYSE, until the Closing, if any stockholder or "group" of stockholders or other parties, whether acting for themselves or as nominee for any other stockholder or party, would "beneficially own" (the terms "group" and "beneficially own" being defined pursuant to Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended) 20% or more of the aggregate outstanding shares of Common Stock and, upon the Closing, Series A Preferred Shares on an as converted basis, Standby Purchaser and its affiliates shall have the right to purchase from the Company, at a reasonable price and upon other reasonable terms of sale to then be agreed upon in good faith, a sufficient number of shares of Common Stock or other voting equity securities of the Company (in addition to the Standby Shares) so that, after taking such number of shares of Common Stock or other voting equity securities into account, upon the Closing, Standby Purchaser and its affiliates shall beneficially own more than 50% of the Company's outstanding voting equity securities on a fully-diluted basis.

          1.5 As a material inducement for Standby Purchaser to enter into this agreement, until the Closing, the Company's Board of Directors (the "Board") shall not approve, and none of the Company or its subsidiaries shall consummate or agree to consummate, a "business combination" with any "interested stockholder" (as defined in Article Eighth of the Company's Certificate of Incorporation and Section 203 of the Delaware General Corporation Law) other than Standby Purchaser and its affiliates, who became an interested stockholder after February 19, 2001, and before the Closing, without Standby Purchaser's prior written consent which may be withheld or delayed in Standby Purchaser's sole discretion; provided, however, the provisions of this paragraph shall terminate if all of the following criteria are satisfied: (a) the "business combination" consists of a sale of 100% of the Company's capital stock, or a merger in which the acquiring entity or its subsidiaries or stockholders own 100% of the surviving entity's voting capital stock in exchange for all cash consideration to the Company or its subsidiaries or stockholders, or a sale of all or substantially all of the Company's assets, in each case, as applicable, in any single or related series of transactions, and where Standby Purchaser and its affiliates are not the buyers (a "Company Sale"); (b) the Board or an independent committee thereof has received a written opinion of its independent financial advisors for the transaction that the Company Sale is more favorable to the Company from an economic perspective than the Rights Offering, and written advice from its counsel that its fiduciary duties require consideration or pursuit of the proposed Company Sale; (c) the Company has paid, or caused to be paid by the interested stockholder or otherwise, to Standby Purchaser or its affiliates, as applicable, the sum of (i) all amounts owed by Company or Chart House or the Company's other subsidiaries under the Loans, including, without limitation, all fees otherwise payable thereunder, (ii) the $400,000 standby commitment fee otherwise payable to Standby Purchaser, (iii) Standby Purchaser's fees and expenses incurred in connection with the Loans and the Rights Offering up to $125,000 in the aggregate, and (iv) an additional fee of $675,000; and (d) Standby Purchaser's obligations to buy the Standby Shares and any other obligations hereunder have been terminated without cost or expense to Standby Purchaser.

          1.6 As a material inducement for Standby Purchaser to enter into this agreement, until the Closing, the Board shall not approve, the Company shall take all available and necessary actions so that the Board does not approve, and none of the Company or its subsidiaries shall consummate or agree to consummate, a refinancing or recapitalization not constituting a Company Sale, or a merger in which the Company or its stockholders own less than 100% of the voting capital stock of the surviving entity, in each case in any single or series of related transactions and where Standby Purchaser and its affiliates are not the source of funds ("Company Refinancing"); provided, however, the provisions of this Section 1.7 shall terminate if all of the following criteria are satisfied:
(a) the Board or a committee thereof has received the written opinion of its independent financial advisors for the transaction that the Company Refinancing is more favorable to the Company from an economic perspective than the Rights Offering, and written advice from its counsel that its fiduciary duties require consideration or pursuit of the proposed Company Refinancing; (b) the Company has paid, or caused to be paid by the interested stockholder or otherwise, to Standby Purchaser and/or its designated affiliates, as applicable, the sum of
(i) all amounts owed by Chart House, the Company and/or its subsidiaries under the Loans, including, without limitation, all fees otherwise payable thereunder, (ii) the $400,000 standby commitment fee otherwise payable to Standby Purchaser, (iii) Standby Purchaser's fees and expenses incurred in connection with the Loans and the Rights Offering, up to $125,000 in the aggregate, and (iv) an additional cash fee of $810,000; and (c) Standby Purchaser's obligations to buy the Standby Shares and any other obligations hereunder and related documents have been terminated without cost or expense to Standby Purchaser. If: (x) the Company Refinancing is a merger in which the Company or its stockholders own less than 100% of the voting capital stock of the surviving entity, (y) such Company Refinancing constitutes a "business combination," and (z) all of the requirements of this paragraph are satisfied, the provisions of Section 1.6 above shall terminate with respect to such Company Refinancing.

          1.7 Without Standby Purchaser's prior written consent, which may be withheld or delayed in Standby Purchaser's sole discretion, the Company and its subsidiaries including Chart House shall not agree to amend, or cause or permit to be amended or supplemented in any way, any provisions of: (i) the Revolving Credit and Term Loan Agreement dated as of April 26, 1999 (as amended from time to time, the "senior credit agreement") by and among the Company, Chart House, Bank Boston, N.A. (n/k/a Fleet National Bank), as agent, and the financial institutions signatories thereto, (ii) the Second Amended and Restated Subordination Agreement dated as of February 20, 2001, as amended from time to time, executed by agent, the Company, Chart House, certain subsidiary guarantors, and EGI-Fund (01) Investors, L.L.C. and (iii) any notes evidencing the Company's and/or its subsidiaries' including Chart House's liabilities thereunder or other instruments or documents pertaining thereto.

Section 2.  Determination of Standby Shares.
            -------------------------------

          2.1 As soon as practicable following the expiration of the exercise period of the Rights (as the same may be extended) and promptly following its determination of the number of Series A Preferred Shares validly subscribed for through the exercise of the Rights in accordance with the terms of the Rights Offering (including the exercise of any oversubscription rights by the Stockholders), the Company shall notify Standby Purchaser in writing of the number of Standby Shares, if any, to be purchased by it pursuant to Section 1.

Section 3.  Closing.
            -------

          3.1 The delivery of and payment for the Standby Shares shall take place at the offices of Seyfarth Shaw in Chicago, Illinois at 10:00 a.m., Chicago time, on the date of the sale of the Series A Preferred Shares to the subscribing Stockholders in the Rights Offering (such time and date being referred to as the "Closing Time," the date of the Closing Time being referred to as the "Closing Date" and the consummation of the transaction being referred to as the "Closing").

          3.2  At the Closing:

          (a) the Company shall deliver to Standby Purchaser stock certificates representing the Standby Shares to be purchased by Standby Purchaser hereunder, registered in the name of Standby Purchaser or such of its nominees as it may specify at least one business day prior to the Closing Date, for Standby Purchaser's account;

          (b) Standby Purchaser shall deliver the Subscription Price for each Standby Share purchased by it in Federal funds in the form of a wire transfer to an account designated by the Company at least one business day prior to the Closing Date; and

          (c) (i) Prior to, and in preference of, any other payment(s) for any other purpose(s) or to any other party(ies), the gross proceeds of the Rights Offering shall be paid, as follows: (A) to Standby Purchaser and/or its designated affiliates, as applicable, in such sequence as Standby Purchaser shall designate: (aa) an amount equal to the aggregate Loan Amounts as of the Closing Date, less $5 million, (bb) accrued and unpaid advisory fees owed to a Standby Purchaser affiliate as of the Closing Date,
     (cc) Standby Purchaser's transaction fees and expenses related to the Loans and the Rights Offering up to $125,000 in the aggregate, and (dd) the $400,000 fee payable to Standby Purchaser under Section 1.3 hereof; and (B) Contractor Liabilities (as defined in the $17.5 million Revolving Credit and Term Loan Agreement, with Fleet National Bank, as agent for a group of lenders, amended (the "Revolver")); and (C) pre-opening expenses then owing in respect of the Angelo & Maxie's restaurants at Reston, Virginia and West Palm, Florida.

               (ii) After the payments described in Section 3.2(c)(i) have been made, (A) the balance of the Rights Offering gross proceeds, if any, together with (B) the excess of the balance of the Loan Amounts, if any, as of the Closing Date, over $5 million (the "Excess Loan Amount"), and (C) amounts, if any, available under the Revolver, shall be applied to the following uses (provided, however, that the determination as to which of the three sources of funds described above in this subparagraph (ii), and the relative proportions of each to be used for any particular payment, together with the sequence of payment, shall be determined jointly by the Company and Standby Purchaser):

               .   Financial Advisory fees and expenses incurred by the Company in connection with the Loans and the Rights Offering;

               .   Attorney's fees and expenses incurred by the Company and/or the Special Committee in connection with the Loan and the Rights Offering;

               .   Accounting fees and expenses incurred by the Company in
     connection with the Loan and the Rights Offering;

               .   Printing and engraving fees and expenses incurred by the
     Company in connection with the Rights Offering;

               .   Filing fees incurred by the Company payable to the SEC, NYSE and under applicable state securities and blue-sky laws;

               .   Fees and expenses of the subscription agent for the Rights
     Offering;

               .   Other items agreed upon by the Company and Standby Purchaser;
     and

               .   Such amount of the Excess Loan Amount as the Company and

     Standby Purchaser may agree upon in each of their sole and absolute discretion.

               The balance of proceeds, if any, shall be held by the Company as working capital.

Section 4.  Representations, Warranties and Covenants.
            ------------------------------------------

     4.1 The Company represents and warrants to, and covenants with, Standby Purchaser, as of the date hereof and again as of the Closing Date, as follows:

          (a) As soon as practicable, but no later than March 27, 2001, the Company shall file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-2 to register under the Securities Act of 1933 (the Securities Act") such number of Rights, Series A Preferred Shares and shares of Common Stock into which the Series A Preferred Shares may, from time to time, be convertible in relation to the Rights Offering such that the gross proceeds thereof, assuming full subscription, shall be $8,500,000. The Company will file such amendments to the registration statement as may be necessary to permit the registration statement, as so amended, to become effective. Such registration statement as amended at the time it becomes effective (the "Effective Date"), including all exhibits and all documents incorporated therein by reference, is herein called the "Registration Statement." The prospectus first filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 (the "Securities Act") is herein called the "Prospectus." The Registration Statement and the Prospectus will be substantially in form and substance of the draft thereof dated the date of this Agreement. The Company shall use commercially reasonable efforts to have the Series A Preferred Shares, and the Common Stock issuable on conversion thereof, listed for trading on the NYSE or such other national stock exchange as Issuer and Standby Purchaser shall agree upon.

          (b) On the Effective Date and at the time when the Prospectus is first filed with the Commission pursuant to Rule 424(b), the Registration Statement and the Prospectus will comply in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder, and on the Effective Date neither the Registration Statement nor the Prospectus will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that the foregoing does not apply to statements or omissions in the Registration Statement or the Prospectus made in reliance upon information furnished by Standby Purchaser to the Company expressly for use therein.

          (c) The documents to be incorporated by reference in the Prospectus (the "Incorporated Documents") at the time filed with the Commission, shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission promulgated thereunder, and, when read together with the other information in the Prospectus, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company to be included in the Incorporated Documents shall comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, shall be prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in notes thereto) and shall fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Incorporated Documents or the Prospectus, neither the Company nor any of its subsidiaries has any obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise) either (i) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto or (ii) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect (or any development which could reasonably be expected to have a material adverse effect) on the business, operations, assets, financial or other condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole, whether or not required by generally accepted accounting principles to be provided for or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles, other than liabilities and obligations reflected or reserved against in the consolidated financial statements of the Company and its consolidated subsidiaries included in the Company's quarterly report on Form 10-Q for the quarter ended September 25, 2000, or incurred since the date of the balance sheet included in such financial statements in the ordinary course of business which are not individually or collectively material to the Company and its subsidiaries taken as a whole.

          (d) The Company has all necessary corporate power and authority to execute and deliver this Agreement, and perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including, without limitation, the issuance to Standby Purchaser of the Standby Shares and the shares of Common Stock issuable upon conversion of the Standby Shares, so as to render inapplicable thereto the restrictions contained in Article Eighth of the Certificate of Incorporation of the Company, and the restrictions contained in Section 203 of the Delaware General Corporation Law, have been duly and validly authorized and approved by at least a majority of all Disinterested Directors (as defined in that certain Second Amended and Restated Standstill Agreement, dated as of March 31, 1999, by and among the Company, certain Zell Affiliates (as defined therein) and certain other parties (the "Second Amended and Restated Standstill Agreement")), including without limitation the three members of a special committee ("Special Committee") of disinterested Independent Directors (as defined in the Second Amended and Restated Standstill Agreement), and no other corporate proceedings on the part of the Company are necessary to authorize such execution, delivery and performance by the Company.

          (e) This Agreement has been duly authorized, executed and delivered by the Company and is the valid and binding obligation of the Company and is enforceable against the Company by Standby Purchaser in accordance with its terms.

          (f) The Rights, the Series A Preferred Shares offered by the Company to the Stockholders upon exercise of Rights, the Standby Shares and the shares of Common Stock issuable upon conversion of all Series A Preferred Shares issued in the Rights Offering or sold by the Company under this Agreement have been duly authorized by the Company and will be included in the Registration Statement. Upon acceptance of the filing of the Certificate of Designations, in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware (the "Delaware Filing"), the Standby Shares and any shares of Common Stock into which the Standby Shares may be convertible shall have been reserved for issuance by the Company, and the Standby Shares, when issued and delivered by the Company against payment therefor as provided in the Prospectus or this Agreement, will be validly issued, fully paid and nonassessable, and Standby Purchaser shall acquire good and valid title to the Standby Shares (and any shares of Common Stock into which they may be convertible), free and clear of all Liens. For purposes of this paragraph (f), "Lien" means any preemptive or similar rights of any third party, purchase options, calls, proxies, voting trusts, voting agreements, judgments, pledges, charges, assessments, levies, escrows, rights of first refusal or first offer, transfer restrictions, mortgages, indentures, claims, liens, equities, mortgages, deeds of trust, deeds to secure debt, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise, other than any created by Standby Purchaser or pursuant to this Agreement or arising under appropriate sate or federal securities laws. No vote of the holders of any class or series of capital stock or other securities of the Company or any subsidiary of the Company is required to approve or effect this Agreement or any transaction contemplated hereby, including, without limitation, under applicable law, applicable stock exchange rules or regulations, the certificate or articles of incorporation (including, without limitation, Article Eighth of the Company's Certificate of Incorporation) or by-laws of the Company or any subsidiary of the Company, or any agreement of any kind applicable to the Company, any subsidiary of the Company, or their assets; provided that, with respect to Section 312 of the NYSE Listed Company Manual, the foregoing is based upon advice regarding the stockholder approval requirement given by the NYSE or its counsel.

          (g) The execution, delivery and performance of this Agreement will not
     (i) conflict with, result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Company or any of its subsidiaries pursuant to the terms of, or constitute a default under, any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (ii) upon acceptance of the Delaware Filing, result in a violation of the Certificate of Incorporation or By-laws of the Company or any of its subsidiaries or any order, rule or regulation of any court or governmental agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties. Except for the Delaware Filing and as required by the Securities Act, the Exchange Act and applicable state securities law, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this Agreement.

          (h) The Board and the Special Committee have taken all steps reasonably necessary to ensure that the Rights Offering and the transactions contemplated hereby satisfy all applicable Delaware corporate law (including, without limitation, for example, "fair price" and "fair procedure" requirements, to the extent applicable).

          (i) The legally authorized number of directors comprising the entire Board is eight.

     4.2 Standby Purchaser represents and warrants to, and covenants with, the Company as follows:

          (a) Standby Purchaser shall receive from the Company and review a copy of the registration statement and the Incorporated Documents, in the form in which they are filed with the Commission, and the information relating to Standby Purchaser contained therein furnished by Standby Purchaser to the Company expressly for use therein shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Standby Purchaser understands and acknowledges that neither the Standby Shares, nor the shares of Common Stock into which the Standby Shares are convertible, have been registered under Section 5 of the Securities Act and may not be sold or otherwise transferred unless so registered or pursuant to a valid exemption therefrom. Standby Purchaser further agrees that it will not sell, transfer, hypothecate or dispose of
     (i) any Series A Preferred Shares, or (ii) any shares of Common Stock into which the Series A Preferred Shares are convertible, except in compliance with the Securities Act and applicable state securities laws.

          (c) Standby Purchaser is an "accredited advisor" as that term is defined in Regulation D promulgated under the Securities Act. Standby Purchaser is acquiring the Standby Shares and the Shares of Common Stock into with the Standby Shares are convertible solely for the account of the Standby Purchaser, for investment purposes only and not with a view to the distribution thereof. Standby Purchaser is (a) a sophisticated investor with such knowledge and experience in business and financial matters as will enable the Standby Purchaser to evaluate the merits and risk of investment in the Company, (b) is able to bear the economic risk and lack of an liquidity of an investment in the Company, and (c) is able to bear the risk of loss of its entire investment in the Company.

          (d) Standby Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Standby Purchaser of this Agreement have been duly and validly authorized by the Managing Member of Standby Purchaser, and no other proceedings on the part of Standby Purchaser are necessary to authorize the execution, delivery and performance by Standby Purchaser of this Agreement. The Managing Member has approved this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the purchase by Standby Purchaser of the Standby Shares.

          (e) This Agreement has been duly authorized, executed and delivered by Standby Purchaser and is the valid and binding obligation of Standby Purchaser and is enforceable against Standby Purchaser by the Company in accordance with its terms.

          (f) On the Closing Date, Standby Purchaser will have sufficient cash funds on hand to purchase the Standby Shares on the terms and conditions contained in this Agreement.

Section 5.  Conditions to Closing.
            ---------------------

          5.1 The obligation of Standby Purchaser to purchase the Standby Shares as set forth in this Agreement is subject to the following conditions:

          (a) The Registration Statement shall have been declared effective by the Commission. No order suspending the effectiveness of the Registration Statement shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission and any requests for additional information by the Commission (to be included in the Registration Statement, in the Prospectus or otherwise) shall have been complied with to the reasonable satisfaction of Standby Purchaser;

          (b) The shares of Common Stock into which the Series A Preferred Shares are convertible shall have been approved for listing on the NYSE or such other national stock exchange as Standby Purchaser and the Company may agree upon;

          (c) The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the Closing Date, the Company shall have performed all covenants and agreements herein required to be performed on its part at or prior to the Closing Date and Standby Purchaser shall have received a certificate to such effect dated the Closing Date and executed by either the President or a Vice President of the Company;

          (d) Purchaser shall have received an opinion of the Company's counsel, Seyfarth Shaw, in pertinent part substantially in the form attached hereto as Exhibit B, with such assumptions, limitations and other provisions as are customary and reasonably acceptable to Standby Purchaser;

          (e) In the event that Standby Purchaser is entitled to designate director(s) to the Board pursuant to Section 8.3 hereof, and shall have so designated individual(s) to serve as such additional director(s), such individual(s) shall have been elected to the Board to serve commencing prior to or upon the Closing;

          (f) Concurrently with the Closing, all of the gross proceeds of the Rights Offering shall be employed as required by Section 3.2(c) above;

          (g) All applicable requirements, pertaining to the transactions contemplated hereby, under the Securities Act, the Exchange Act, the Hart-Scott-Rodino Act, the NYSE Listed Company Manual (or other applicable stock exchange rules), and other applicable law, regulations or rules, shall have been satisfied;

          (h) no vote of the Company's stockholders being required to conduct and consummate the Rights Offering as described herein, whether under SEC or NYSE rules or other applicable requirements, provided that, with respect to
     Section 312 of the NYSE Listed Company Manual, the foregoing is based upon advice given by the Company from the NYSE or its counsel;

          (i) The Registration Statement shall have been filed with the SEC no later than March 27, 2001, or such later date to which Standby Purchaser may consent in its reasonable discretion, and the Rights Offering shall have been consummated as soon as practicable but no later than July 31, 2001, unless Standby Purchaser shall have consented to a later date in its sole discretion;

          (j) The Company and/or its subsidiaries shall not have consummated a Company Sale or Company Refinancing, and the Company's and/or its subsidiaries' Board or a committee thereof shall not have approved a Company Sale or Company Refinancing.

          5.2 The obligation of the Company to issue and sell the Standby Shares as set forth in this Agreement is subject to the following condition:

          (a) The representations and warranties of Standby Purchaser contained herein shall be true and correct in all material respects as of the Closing Date and Standby Purchaser shall have performed all covenants and agreements herein required to be performed on its part at or prior to the Closing Date.

Section 6.  Indemnification.
            ---------------

          6.1 The Company agrees to indemnify and hold Standby Purchaser, the Affiliate Holders, any of its or their affiliates, and any of its or their respective officers, directors, employees, agents, representatives, successors, members, stockholders, partners, lenders and capital sources (each, a "Standby Purchaser Indemnitee") harmless from and against any and all losses, claims, damages and liabilities, joint or several (including any investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, "Losses"), to which any Standby Purchaser Indemnitee may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such Losses arise out of or are based upon (i) any inaccuracy in, breach of or failure to comply with, any representation, warranty, or covenant made by the Company in this Agreement, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement or the Prospectus (as amended or supplemented, if the Company shall have filed with the Commission any amendment thereof or supplement thereto), or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such untrue statement or omission or alleged untrue statement or omission was made in such, preliminary prospectus, the Registration Statement or the Prospectus, or such amendment or supplement in reliance upon, and in conformity with, information furnished to the Company by Standby Purchaser expressly for use therein.

          6.2 Standby Purchaser agrees to indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of
Section 15 of the Securities Act, each director of the Company and each officer of the Company who signs the Registration Statement (each, a "Company Indemnitee"), from and against any and all Losses to which any Company Indemnitee may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such Losses are based upon (i) any inaccuracy in, breach of or failure to comply with, any representation, warranty, or covenant made by Standby Purchaser in this Agreement or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement or the Prospectus (as amended or supplemented, if the Company shall have filed with the Commission any amendment thereof or supplement thereto), or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as any such untrue statement or omission or alleged untrue statement or omission was made in such preliminary prospectus, the Registration Statement or the Prospectus, or such amendment or supplement, in reliance upon, and in conformity with, information furnished to the Company by Standby Purchaser expressly for use therein; provided, however, that the obligation of Standby Purchaser to indemnify the Company Indemnitees hereunder shall be limited to the total price for the Series A Preferred Shares purchased by Standby Purchaser pursuant to this Agreement.

          6.3 Any party which proposes to assert the right to be indemnified under this Section 6 will promptly after receipt of notice of a claim or of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against any indemnifying party under this Section 6, notify each such indemnifying party of the nature of the claim or the commencement of such action, suit or proceeding, enclosing a copy of all correspondence received and papers served, but the omission so to notify such indemnifying party of any such claim, action, suit or proceeding shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 6. In case any such claim shall be asserted or any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the assertion or commencement thereof, the indemnifying party shall be entitled to participate in, and to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its selection so to assume the defense thereof the indemnifying party shall not be liable to such indemnified party for any subsequent legal or other expenses. The indemnified party shall have the right to employ its counsel in any such action where the indemnifying party has assumed the defense as aforesaid, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized by the indemnifying party,
(ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying party shall not in fact have employed counsel satisfactory to the indemnified party to assume the defense of such action, in any of which events such fees and expenses shall be borne by the indemnifying party. An indemnifying party shall not be liable for any settlement of any action or claim effected without its consent so long as it is performing its obligations under this
Section 6.

Section 7.  Survival.
            --------

     The indemnification agreement contained in Section 6 hereof and the representations, warranties, covenants and agreements of the Company and Standby Purchaser set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of Standby Purchaser, or (c) acceptance of Standby Shares under this Agreement.

Section 8.  Board of Directors.
            ------------------

          8.1 Prior to the closing of the Rights Offering, neither the Board nor the Company shall take any actions, or permit any actions to be taken, with the intent or effect of increasing the size of the Board beyond eight.

          8.2 Until the closing of the Rights Offering, Standby Purchaser shall have the right to designate four of the Company's eight directors; provided, however, that, any directors designated by Standby Purchaser's affiliate Samstock, L.L.C. ("Samstock") pursuant to the Second Amended and Restated Standstill Agreement shall be counted as directors designated by Standby Purchaser pursuant to this Section 8.2. The Company and the Board shall take all steps necessary to cause the nomination and election of Standby Purchaser's designees under this Section 8.2 with the term of office to begin effective no later than five (5) business days after designation by Standby Purchaser. Upon the closing of the Rights Offering, if Standby Purchaser is entitled to designate fewer directors pursuant to Section 8.3 below than it had previously designated pursuant to this Section 8.2, then, provided they are still serving as directors, Standby Purchaser shall cause the excess number of directors, if any, designated under this Section 8.2 to resign effective as of the closing of the Rights Offering.

          8.3 From and after the closing of the Rights Offering, Standby Purchaser shall have the right to designate that number of directors that, together with the number of directors to which Samstock is entitled to designate pursuant to the Second Amended and Restated Standstill Agreement, equal the smallest number of director designees representing at least the percentage of the entire Board of Directors equal to the percentage of the Company's outstanding Common Stock, on a fully diluted basis, beneficially owned by Standby Purchaser and its affiliates; provided, however, that: (i) any directors designated by Samstock pursuant to the Second Amended and Restated Standstill Agreement shall be counted as directors designated by Standby Purchaser pursuant to this Section 8.3; and (ii) in any case, the Board shall have a sufficient number of independent directors to satisfy the rules and regulations of the SEC, NYSE (or other applicable stock exchange), and IRS and other applicable requirements with respect to the constitution of the Board and the audit and compensation committees thereof. The Company and the existing Board shall take all steps necessary to cause the nomination and election of Standby Purchaser's designees under this Section 8.3 with the term of office to begin, for the initial designees, effective as of the closing of the Rights Offering, and for subsequent designees, within five (5) business days after designation by Standby Purchaser. Any time, from time to time, when the percentage of the Company's outstanding Common Stock, on a fully diluted basis, beneficially owned by Standby Purchaser and its affiliates decreases or increases from such percentage as determined as of the closing of the Rights Offering, the number of directors as to which Standby Purchaser is entitled to designate pursuant to this Section 8.3 shall be recalculated, and Standby Purchaser shall either cause the resignation of such of its director designees, or be entitled to designate such number of additional director designees, as appropriate, to satisfy and not exceed or fall short of the rights provided above in this Section 8.3.

Section 9.  Registration Rights.
            -------------------

          9.1  Definitions.  For purposes of this Section 9:
               -----------

          (a) The term "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Act").

          (b) The term "Registrable Securities" means the Series A Preferred Shares and Common Stock held, from time to time, by any Holder.

          (c) The term "Holder" means (i) Standby Purchaser, and (ii) provided they first sign and deliver to the Company joinder agreements to this Section 9:
(A) Standby Purchaser's affiliates, (B) Standby Purchaser's and its affiliates' direct or indirect assignees or distributees of Registrable Securities acquired directly or indirectly from Standby Purchaser or its affiliates; and (C) any financial institution that is a pledgee of any such Holder, but only with respect to those shares of Registrable Securities acquired by foreclosure on the pledge or similar action.

          (d) The term "Rule 415 Offering" means an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the Act.

          (e) The term "Shelf Registration Statement" means a registration statement intended to effect a shelf registration in connection with a Rule 415 Offering, which registration statement (i) includes in the "plan of distribution" pledgees of any Holder, (ii) does not include securities of the Company for sale for the Company's own account, and (iii) is kept effective by the Company until such time as all Registrable Securities have been sold or disposed of thereunder or sold, transferred or otherwise disposed of (other than pursuant to a pledge of such Registrable Securities) to a person that is not a Holder.

          9.2  Request for Registration.
               ------------------------

          (a) If the Company shall at any time receive a written request from Standby Purchaser or any affiliate thereof that the Company file a registration statement under the Act covering the registration of at least 500,000 shares of Common Stock, then the Company shall, within 10 days after the receipt thereof, give written notice of such request to all Holders, and shall, subject to the limitations of Section 9.2(b), effect as soon as practicable after the receipt of such request the registration under the Act of all Registrable Securities which the Holders request to be registered within 15 days after the mailing of such notice by the Company in accordance with Section 9.3.

          (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 9.2 and the Company shall include such information in the written notice referred to in Section 9.2(a). In such event, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute Registrable Securities through such underwriting shall (together with the Company as provided in Section 9.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Initiating Holders and reasonably acceptable to the Company. The Company at its sole discretion may offer a right to participate in any registration statement filed pursuant to this Section 9.2 to other holders of Common Stock, and may itself participate in any registration statement filed pursuant to this Section 9.2. However, notwithstanding any other provision of this Section 9.2, if the offering is an underwritten offering and the lead managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares of Registrable Securities to be underwritten, then (subject to any contrary provisions in registration rights agreements executed by the Company prior to the date hereof) the total number of shares of Registrable Securities to be underwritten shall be reduced, with such reduction coming first from selling stockholders who are not Holders, and then from the Company. If further reduction is required, the Company shall so advise all Holders of Registrable Securities that would have otherwise been underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities sought to be registered by each Holder.

          (c) The Company is obligated to effect an unlimited number of registrations pursuant to this Section 9.2, and, if the initiating Holders so request, any one or more of such registrations may be filed as a Rule 415 Offering under a Shelf Registration Statement.

          (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 9.2 a certificate signed by the Chief Executive, Chief Operating, or Chief Financial Officer of the Company stating that, in the good faith judgment of a majority of the disinterested directors of the Board, it would be materially detrimental to the Company for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than twice in any 12-month period.

          9.2A Shelf Registration. After the closing of the Rights Offering, the Company shall file a Shelf Registration Statement that shall include all Registrable Securities, and the

Company shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective within 60 days after the closing of the Rights Offering.

          9.3 Piggyback Registration. If (but without any obligation to do so) the Company proposes to register any of its Common Stock under the Act in connection with the public offering of such Common Stock by the Company solely for cash (other than a registration relating solely to the sale of securities to participants in a dividend reinvestment plan, stock plan or employee benefit plan; a registration relating solely to the issuance of securities to the security holders of an acquired company in connection with an acquisition; or a registration on any form which does not permit inclusion of selling stockholders), or the Company proposes to register any of its securities on behalf of a holder exercising demand registration rights similar to those set forth in Section 9.2, the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 15 days after mailing of such notice by the Company in accordance with Section 9.3, the Company shall, subject to the provisions of Section 9.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

          9.4  Obligations of the Company.  Whenever required under this
Section 9 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective, and (other than with respect to a Shelf Registration Statement), upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states or other jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriters of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and then use its best efforts to promptly correct such statement or omission. Notwithstanding the foregoing and anything to the contrary set forth in this
Section 9.4, each Holder acknowledges that there may occasionally be times when the Company must suspend the use of the prospectus forming a part of the registration statement until such time as an amendment to the registration statement has been filed by the Company and declared effective by the SEC, or until such time as the Company has filed an appropriate report with the SEC pursuant to the Exchange Act. Each Holder hereby covenants that it will (a) keep any such notice strictly confidential, and (b) not sell any shares of Common Stock pursuant to such prospectus during the period commencing at the time at which the Company gives the Holder notice of the suspension of the use of such prospectus and ending at the time the Company gives the Holder notice that it may thereafter effect sales pursuant to such prospectus. The Company shall only be able to suspend the use of such prospectus for periods aggregating no more than 60 days in respect of any registration and, in any event, the 120-day period of effectiveness referred to in Section 9.4(a) shall be extended one day for each day that sales are suspended under this Section 9.4(f).

          9.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 9 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities and as may be required from time to time to keep such registration current.

          9.6 Expenses of Demand Registration and Shelf Registration. All expenses incurred by or on behalf of the Company in connection with registrations, filings or qualifications pursuant to Section 9.2 and Section 9.2A, including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration begun pursuant to Section 9.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall reimburse the Company promptly for all such reasonable expenses). In no event shall the Company be obligated to bear any underwriting discounts or commissions relating to Registrable Securities or the fees and expenses of counsel to the selling Holders.

          9.7 Expenses of Piggyback Registration. The Company shall bear and pay all expenses incurred by or on behalf of the Company in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 9.3 for each Holder, including, without limitation, all registration, filing, and qualification fees, printing and accounting fees and fees and disbursements of counsel for the Company relating or allocable thereto, but excluding any underwriting discounts or commissions relating to Registrable Securities and the fees and disbursements of counsel to the selling Holders.

          9.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 9.3 to include any of the Holders' Registrable Securities in such underwriting or the registration statement relating thereto unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company. If the total amount of securities, including Registrable Securities, requested by Holders and other stockholders to be included in such offering exceeds the amount of securities offered other than by the Company that the underwriters reasonably believe can be offered without jeopardizing the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering. To achieve any necessary reduction in the securities to be sold, the securities to be excluded from the offering shall first be selected (in each case, pro rata among such class of holders according to the total amount of securities proposed to be included in the registration statement or in such other proportions as shall mutually be agreed to by such class of holders) in the following order (subject to any contrary provisions in registration rights agreements executed by the Company prior to the date hereof): (i) first, securities being included on behalf of holders other than members of the Zell Group shall be excluded, except for securities of holders referred to in clause (iii) below; (ii) next, if additional securities must be excluded, Registrable Securities included pursuant to Section 9.3 shall be excluded; (iii) thereafter, if additional securities must be excluded, securities included on behalf of a holder exercising demand registration rights similar to those set forth in Section 9.2 shall be excluded; and (iv) finally, if additional securities must be excluded, securities offered by the Company shall be excluded.

          9.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 9.

          9.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 9:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder and the affiliates of such Holder, and their respective directors, officers, general and limited partners, agents and representatives (and the directors, officers, affiliates and controlling persons thereof), and each other person, if any, who controls such Holder within the meaning of the Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus (but only if such statement is not corrected in the final prospectus) contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading (but only if such omission is not corrected in the final prospectus), or (iii) any violation or alleged violation by the Company in connection with the registration of Registrable Securities under the Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, affiliate or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder or controlling person. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 9.10(b) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 9.10(b) exceed the gross proceeds from the offering received by such Holder.

          (c) Promptly after receipt by an indemnified party under this Section
9.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to deliver written notice to the indemnifying party within a reasonable time after the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 9.10 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 9.10. The indemnified party shall have the right, but not the obligation, to participate in the defense of any action referred to above through counsel of its own choosing and shall have the right, but not the obligation, to assert any and all separate defenses, cross claims or counterclaims which it may have, and the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of such counsel has been specifically authorized in advance by the indemnifying party,
(ii) there is a conflict of interest that prevents counsel for the indemnifying party from adequately representing the interests of the indemnified party or there are defenses available to the indemnified party that are different from, or additional to, the defenses that are available to the indemnifying party,
(iii) the indemnifying party does not employ counsel that is reasonably satisfactory to the indemnified party, or (iv) the indemnifying party fails to assume the defense or does not reasonably contest such action in good faith, in which case, if the indemnified party notifies the indemnifying party that it elects to employ separate counsel, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party and the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party; provided, however, that, the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to one firm acting as local counsel) for all indemnified parties.

          (d) The obligations of the Company and the holders under this Section
9.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 9.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement (if any) entered into in connection with any underwritten public offering of the Registrable Securities are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.

          9.11 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

          (a) use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144;

          (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required under the Act and the Exchange Act; and

          (c) furnish to any Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, or as to whether it qualifies as a registrant whose securities may be resold pursuant to Form S-3,
(ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          9.12 No Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 9 may only be assigned by a Holder to another Holder.

          9.13 Waiver Procedures. The observance by the Company of any provision of this Section 9 may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Holders of a majority of the Registrable Securities, and any waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities.

          9.14 "Market Stand-off" Agreement. Any Holder of Registrable Securities, if requested by an underwriter of any registered public offering of Company securities being sold in a firm commitment underwriting, agrees not to sell or otherwise transfer or dispose of any Common Stock (or other Company Voting Securities) held by such Holder other than shares of Registrable Securities included in the registration during the seven days prior to, and during a period of up to 120 days following, the effective date of the registration statement. Such agreement shall be in writing in a form reasonably satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period.

Section 10.  Miscellaneous
             -------------

          10.1 As used in this Agreement, the terms "beneficial ownership," "person" and "group" shall have the respective meanings ascribed to such terms pursuant to Regulation 13D-G adopted by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date hereof. The term "affiliate" shall have the meaning ascribed to such term pursuant to Rule 12b-2 under the Exchange Act, as in effect on the date hereof.

          10.1 This Agreement is made solely for the benefit of Standby Purchaser, the Affiliate Holders, its or their respective affiliates, the Standby Purchase Indemnities, the Company, the Company Indemnities and their respective successors or representatives, and no other person, partnership, association or corporation shall acquire or have any right under or by virtue of this Agreement.

          10.2 Neither the Company nor Standby Purchaser may assign any of its rights under this Agreement without the prior written consent of the other party hereto.

          10.3 This Agreement constitutes the entire agreement between Standby Purchaser and the Company with respect to the subject matter hereof (excluding the Loans and the Loan Amounts), and supersedes all prior agreements and understandings with respect to the subject matter hereof (excluding the Loans and the Loan Amounts), including, without limitation, the Summary Terms of EGI Financing Proposal Including A Rights Offering and Senior Subordinated Debt dated February 19, 2001. In case any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way affected or impaired thereby or under the laws of any other jurisdiction.

          10.4 This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and all such counterparts together constitute but one and the same instrument.

          10.5 This Agreement may not be amended, modified or changed, in whole or in part, except by an instrument in writing signed by the Company and Standby Purchaser.

Section 11.  Notices.
             -------

     Except as otherwise provided in this Agreement, and unless otherwise notified by the respective addressee, all notices and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally to the recipient, one day after being sent by overnight courier (charged prepaid), five days after being mailed to the recipient (postage prepaid) or upon confirmation if transmitted via fax. Notices should be directed as follows:

                  If to the Company:
                  Chart House Enterprises, Inc.
                  640 N. LaSalle Street, Suite 295
                  Chicago, Illinois 60610
                  Fax: 312-649-6944
                  Attn: Thomas J. Walters, President and Chief Executive Officer

                  If to Standby Purchaser:

                  EGI-Fund (01) Investors, L.L.C.
                  Two N. Riverside Plaza, Suite 600
                  Chicago, Illinois 60606
                  Attention: General Counsel
                  Fax: (312) 454-0610

Section 12.  Governing Law.
             -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of laws rules thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              CHART HOUSE ENTERPRISES, INC.


                              By
                              ----------------------------------------------
                                  Thomas J. Walters
                                  President and Chief Executive Officer


                              EGI-FUND (01) INVESTORS, L.L.C.


                              By
                              ----------------------------------------------
                                  Donald J. Liebentritt, Vice President

                                                                       EXHIBIT A

                          CERTIFICATE OF DESIGNATIONS

                                                                       EXHIBIT B

                                FORM OF OPINION


STANDBY PURCHASE AGREEMENT REVIEWED
-----------------------------------

     (1) the Standby Purchase Agreement;

     (2) the Certificate of Incorporation of the Company, together with all amendments thereto;

     (3) the Certificate of Designations relating to the Series A convertible redeemable preferred Stock, in the form filed with the Secretary of State of the State of Delaware on the date hereof (the "Certificate of Designations");

     (4) the Certificate of Incorporation of the Company, and all amendments thereto;

     (5) the By-laws of the Company, as amended on the date prior to the date hereof; and

     (6) certain resolutions of the Special Committee and of the Disinterested Directors adopted at a meeting held on February 19, 2001.


GENERAL COPORATE AND CONTRACT OPINIONS
--------------------------------------

     (1) The Company is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

     (2) The Company has all necessary corporate power and authority to execute and deliver the Documents, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of each of the Documents by the Company, and the consummation by the Company of the transactions contemplated thereby, have been duly and validly authorized unanimously by at least a majority of the Disinterested Directors of the Board (within the meaning of Article Eighth of the Certificate of Corporation of the Company and the Second Amended and Restated Standstill Agreement), including, without limitation, the members of the Special Committee, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of the Standby Purchase Agreement or consummation of the transactions contemplated thereby. The Standby Purchase Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

     (3) The execution, delivery and performance of the Standby Purchase Agreement by the Company: (a) will not, upon the due filing of the Certificate of Designations with the Secretary of State of the State of Delaware (the "Delaware Filing"), conflict with or violate (i) the Certificate of Incorporation, as amended, or By-laws of the Company or any Subsidiary, (ii) the Delaware General Corporation Law or any federal, statute, rule or regulation or, to our knowledge, any order, judgment or decree applicable to the company or any Subsidiary or by which its or any of its respective properties are bound or affected; and (b) do not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental entity, except for the Delaware Filing and as required by the Securities Act, the Exchange Act, applicable state exchange rules and regulations and applicable state securities laws.

     (4) No vote of the holders of any class or series of capital stock or other securities of the Company is necessary to consummate the transactions contemplated by the Standby Purchase Agreement, excluding any vote that may be required by Section 312 of the NYSE Listed Company Manual.

SPECIAL DELAWARE OPINIONS
-------------------------

     (1) The Certificate of Designations was effective upon its filing with the Secretary of State, and no further action by or on behalf of the Company shall be required for the Certificate of Designations to be effective.

     (2) Subject to due execution and filing of the Certificate of Designations with the Secretary of State, upon the issuance and sale of the Standby Shares by the Company to Standby Purchaser or the Affiliate Holders and the payment by them of the purchase price therefor, all in accordance with the terms of the Standby Purchase Agreement or the Rights Offering, and when certificates representing such Standby Share are duly and properly endorsed and delivered, the Standby Shares will be validly issued, fully paid, and nonassessable.

     (3) Subject to due execution and filing of the Certificate of Designations with the Secretary of State, the shares of Common Stock into which the Standby Shares are convertible (the "Conversion Shares") have been reserved for issuance by the Company.

     (4) Subject to due execution and filing of the Certificate of Designations with the Secretary of State, when and if the Conversion Shares are issued upon conversion of the Standby Shares in accordance with the terms of the Certificate of Designations, and when certificates representing such Conversion Shares are duly and properly endorsed and delivered, the Conversion Shares will be validly issued, fully paid, and nonassessable.

     (5) Neither Article Eighth of the Company's Certificate of Incorporation, as amended, nor Section 203 of the Delaware General Corporation Law prohibits the transactions contemplated by the Standby Purchase Agreement.

                                      -2-